EXHIBIT 1.A(5)(f)
                            AVIATION EXCLUSION RIDER

This Rider is a part of the Policy to which it is attached if the Rider is shown in the Schedule.

EXCLUSION. The Policy is subject to the condition that no benefit will be paid if the Insured's death results directly or indirectly from any of the causes stated below.

The exclusion also applies to any rider attached to the Policy. No benefit is payable if death results from flight on or parachute or descent from any kind of air or space craft if the Insured:

     a.   is a pilot, officer, or member of the crew; or

     b.   is giving or receiving any kind of instruction or training; or

     c.   has any duties aboard such craft.

REFUND. If the Insured's death results from one of the excluded causes, our liability will be limited to a refund of the greater of:

     a. the premium paid on the Policy, reduced by any policy loan, any partial surrenders, and any benefits already paid; or

     b.   the surrender value on the date of death.

In no event will we refund more than the amount which would have been payable if there had been no exclusion.

GENERAL. This rider will be included in any new policy to which the Policy is changed. This Exclusion will continue to apply after the expiration of the contestable period in the Policy.

The effective date of this Rider (Rider Date) is the same as the Date of Issue of the Policy unless a different effective date is shown on this Rider.

Signed for the Company at Denver, Colorado.



SECURITY LIFE OF DENVER INSURANCE COMPANY


/s/ Gary W. Waggoner

SECRETARY